EXHIBIT 10.1

Gary Harmon - Consulting Agreement

Based on your desire to retire at the end of the third quarter 2009, outlined below are the terms of our mutually agreed upon consulting agreement.

(1)

The term of this agreement shall be for 24 months beginning October 1, 2009 and ending September 30, 2011.

(2)

The Dixie Group, Inc. shall pay you $10,000 per month for your consulting services.  In the event of death, months remaining on the term of this agreement shall be paid in one lump sum.  In the event of your disability or a change of control, the remainder of this agreement shall be paid monthly.

(3)

Dixie will pay the company portion of health and dental insurance through the consulting period.

(4)

For all consulting days worked over 55 per 12 month period, Dixie will pay you $1,000 per day.

(5)

Stock options must be exercised within one year of your retirement date.

(6)

Business expenses related to this consulting agreement will be reimbursed by Dixie.

(7)

You may keep your personal computer.

(8)

This consulting agreement includes a two year non-compete (see attachment).

Agreed to this date July 27, 2009

By:  /s/ Gary A. Harmon

By:  /s/ Daniel K. Frierson

NON COMPETE AGREEMENT

1)

Confidentiality.

a)

Receipt of Confidential Information. Consultant acknowledges that he will be exposed to certain confidential or proprietary information about The Dixie Group, including the suppliers, vendors, customers, potential customers and competition of Dixie, and information about Dixie’s operations. Additionally, in the course and scope of the Consultant’s term, he will be gaining significant experience and expertise related to Dixie’s Products, such experience and expertise being of potentially great value to competitors of Dixie. All advertising, sales, manufacturers’ and other materials, articles or information relating to Dixie or Dixie’s operations, drawings, records, data bases, computer programs, data processing reports, customer sales analyses, invoices, price lists or information, samples, supplier and vendor identities and terms, the identities and terms of prior contacted prospects, and any other materials or data of any kind furnished to Consultant by Dixie or developed by Consultant on behalf of Dixie or at Dixie’s direction or for Dixie’s use or otherwise in connection with Consultant’s performance of services for Dixie, are and shall remain the sole and exclusive confidential property of The Dixie Group, Inc.

b)

Non-Disclosure. Consultant shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or entity other than Dixie, (i) any material or information referred to in section 1(a) above, (ii) any material or information regarding the business methods, business policies, procedures. Techniques, research or development projects or results, trade secrets or other knowledge or processes of or developed by Dixie, (iii) any names or addresses of customers, suppliers, vendors, prior contacted prospects, or clients or any data on or relating to past, present or prospective customers or clients, or (iv) any other confidential information relating to or dealing with the business operations, or activities of Dixie, made known to Consultant or learned or acquired by Consultant during Consultant’s term by Dixie. Upon request of Dixie, Consultant shall immediately deliver to Dixie all documents containing such material or information, and Consultant shall not retain any copies, summaries, analyses, extracts or other reproductions thereof in whole or in part. The term “documents” as used in this Agreement means all writings, drawings, graphs, charts, photographs, video tapes, disks, computer memory and data in any form recorded or stored from which information can be obtained, and all reproductions thereof.

2)

Restrictions on Employment, Non-Inducement, Non-Competition, Trade Secrets, Etc.

a)

Covenants. Due to the extremely sensitive nature of the confidential information and knowledge described in Section 1(a) above, and as a material inducement to Dixie entering into this Agreement with Consultant, Consultant covenants and agrees that during the two (2) year period of this agreement:

i)

Consultant shall neither accept employment as an employee, agent, advisor, or independent contractor, nor shall he directly or indirectly render any services to any competitor of Dixie in the floor covering business, such competitors to specifically include, but not limited to: Shaw Industries, Inc., Mohawk Industries, Inc., Beaulieu of America Group, Interface, Inc., Collins & Aikman Corp., and their affiliated companies.

ii)

Consultant shall not directly or indirectly induce or attempt to influence any employee or representative of Dixie to terminate his employment or relationship with Dixie.

3)

Remedies. Consultant acknowledges that the restrictions contained in Section 1 and 2 above, in view of the nature of the business in which Dixie is engaged, are reasonable and necessary in order to protect the legitimate interest of Dixie, and that any violations thereof would result in immediate and irreparable injuries to Dixie. Consultant acknowledges that the covenants herein and the restrictions applicable to him are special, unique and extraordinary, and are of peculiar value, the loss or breach of which cannot be fully compensated by damages in an action at law. Consultant therefore acknowledges that, in the event of his violation of any of these restrictions or covenants, Dixie shall be entitled to obtain preliminary and permanent injunctive relief, as well as damages, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Dixie may be entitled.

4)

Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, and legal representatives.

5)

Assignment. Neither this Agreement nor any of the rights hereunder shall be assignable by the Consultant.

6)

Law Governing. This Agreement shall be governed by the laws of the State of Georgia and shall be construed in accordance therewith.

7)

Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remaining provisions of this Agreement, and the application of such provisions to persons or circumstances other than those to which it is held invalid, shall not be affected.

8)

Notice. Any notice required by this Agreement or desired to be given shall be in writing and shall be deemed given, either by personal delivery with written receipt of the party to whom it is addressed, or upon its deposit in the United States Mail, Registered Mail, Return Receipt Requested, postage prepaid and addressed with the last known address of the party to whom notice is sought to be given.

9)

Waiver. The failure of either party hereto to exercise any right or privilege hereunder or to insist upon strict compliance with a new term, condition or covenant herein contained, shall not constitute a waiver of such parties right to exercise the same or to demand strict compliance with any such term, condition, or covenant herein contained.

IN WITNESS WHEREOF, Dixie has caused this Agreement to be executed by its duly constituted officers and Dixie has hereunto set its hand and affixed its seal the day and year first above written.

Accepted and Agreed:

The Dixie Group, Inc.

By:  /s/ Gary A. Harmon

By:  /s/ Daniel K. Frierson

Date: July 27, 2009

Date: July 27, 2009